Exhibit 10.1

TRANSITION AGREEMENT

     This agreement (the “Agreement”), dated as of the Effective Date specified below, is by and between Janus Capital Group Inc., a Delaware corporation (the “Company”) and Loren M. Starr (the “Executive”). The Company and the Executive shall sometimes be collectively referred to as the “Parties.”

Recitals

     1. Executive has been employed by the Company pursuant to an Employment Agreement dated as of January 1, 2003 (the “Employment Agreement”), and a Change of Control Agreement dated as of February 10, 2003 (the “Change of Control Agreement”) (collectively, the “Starr Agreements”).

     2. Executive is resigning from the Company, and the parties wish to arrange for a mutually acceptable process for his separation.

     3. Accordingly, Executive and the Company have entered into this Agreement to set forth the terms and conditions of their relationship following the Effective Date, and thereby to supersede in their entirety the Starr Agreements.

Agreement

     In consideration of the following obligations, the parties agree as follows.

     1. Effective Date, Separation Date and Press Release. The “Effective Date” shall mean June 29, 2005. At a time thereafter determined by the Company in its reasonable discretion, the Company shall announce Executive’s resignation as Chief Financial Officer as of June 29, 2005 and his resignation from the Company effective as of July 2, 2005 (the “Separation Date”), by means of a Form 8-K in substantially the form attached hereto as Exhibit A.

     2. Resignation. Effective as of the Separation Date, Executive hereby resigns from employment with the Company, and shall be deemed to have resigned from all offices, directorships and other positions with the Company and its affiliates thereof, including without limitation board, trustee and committee memberships. Thereafter, Executive shall not be deemed an employee of the Company or any affiliate, and except as expressly provided in this Agreement shall not be entitled to participate in any employee benefit or fringe benefit program of any kind.

     3. Vacation and Services Between the Effective Date and Separation Date. Executive was on paid vacation before the Effective Date and shall remain on paid vacation through the Separation Date; provided that during the period between the Effective Date and Separation Date (the “Transition Period”), upon the Company’s request and upon reasonable advance notice Executive shall meet with one or more Company designees, at a mutually agreeable place, to discuss matters relating to the Company’s business and the transition of Executive’s responsibilities to his successor, and shall otherwise timely respond to the Company’s request for information.

     4. Pay During Transition Period and Transition Benefits.

          (a) The Company shall pay Executive at his customary base compensation rate throughout the Transition Period. Executive acknowledges and agrees that except as otherwise specifically provided in this Agreement, he shall have no right to any payments or benefits of any kind.

          (b) Transition Benefits.

               (i) If Executive does not exercise his revocation right under Section 12(d), below (the “Revocation Right”) within the seven days following the Effective Date, then on the eighth day following the Effective Date (or on the business day immediately thereafter, if the eighth day falls on a weekend or holiday), the Company shall pay Executive transition pay in the amount of Three Million One Hundred Seventy Five Thousand Dollars ($3,175,000.00), less legally required withholdings. Executive shall be ineligible for guaranteed payments, distributions, bonus, commission or other compensation of any kind, and shall not receive any benefits of any kind except as specifically set forth in this Agreement. Should Executive be offered re-employment at the Company or any Janus affiliate within twelve (12) months of his Separation Date, the Company reserves the right to condition that offer upon his repayment of a pro rata portion of his cash transition benefit; and

               (ii) For the period commencing on the Separation Date and ending thirty-six (36) months thereafter, the Company shall continue to provide the benefits described in Section 3(b)(v) of the Employment Agreement to the Executive and his spouse and dependents on the same basis such benefits were provided to the Executive immediately prior to the Effective Date or on such basis as provided to the other senior executive officers of the Company (collectively “Welfare Benefits”).

          (c) Expenses. The Company shall promptly reimburse Executive for all reasonable expenses incurred by the Executive before the Separation Date in accordance with the Company’s most favorable policies, practices and procedures in effect for similarly situated executives of the Company; provided that before the Separation Date Executive shall provide the Company with expense reimbursement requests and supporting documentation in the form generally required of him during his employment with the Company.

     5. Non-exclusivity of Rights. Except as otherwise specifically provided in this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any affiliate for which the Executive may qualify. Amounts that are vested benefits, which consist of any compensation previously deferred by the Executive, or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any affiliate at or subsequent to the Separation Date (“Other Benefits”), including, but not necessarily limited to, previously vested restricted Company stock and stock options; vested amounts in the Janus 401(k), Profit Sharing and Employee Stock Ownership Plan; the Employee Stock Purchase Plan (ESPP); the Janus Income Deferral Program; amounts in a Janus retail mutual fund account in accordance with that certain Agreement dated as of February 20,

2004, between the Parties; each shall be payable in accordance with such plan, policy, practice, program, contract or agreement except as explicitly modified by this Agreement. Notwithstanding any other provision of this Agreement, the Executive shall not be entitled to receive any payments or benefits under any severance or transition program other than those that are described and anticipated under this Agreement. Executive shall receive vesting credit with respect to each of the foregoing benefits and entitlements through the Separation Date in accordance with such plan, policy, practice, program, contract or agreement.

     6. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to any lawful indebtedness owed by the Executive to the Company, and to any valid legal claim for set-off or recoupment. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company knows of no such setoffs or claims for recoupment against Starr.

     7. Restrictive Covenants.

          (a) The Executive acknowledges that his employment as a senior officer of the Company creates a relationship of confidence and trust between the Executive and the Company with respect to confidential and proprietary information applicable to the business of the Company and its clients. The Executive further acknowledges the highly competitive nature of the business of the Company. Accordingly, it is agreed that the restrictions contained in this Section 7 are reasonable and necessary for the protection of the interests of the Company and that any violation of these restrictions would cause substantial and irreparable injury to the Company.

          (b) During the period beginning on the Effective Date and ending on the one year anniversary of the Separation Date, the Executive shall not (nor shall the Executive cause, encourage or provide assistance to, anyone else to):

               (i) Knowingly interfere with any relationship which may exist from time to time between the Company, or any affiliate of the Company, and any of its employees, consultants, agents or representatives; or

               (ii) Knowingly employ or otherwise engage, or attempt to employ or otherwise engage, in or on behalf of any Competitive Business, any person who is employed or engaged as an employee, consultant, agent or representative of the Company or any affiliate of the Company, or any person who was employed or engaged as an employee, consultant, agent or representative of the Company or any affiliate of the Company within the two-year period immediately preceding the Executive’s termination; or

               (iii) On behalf of the Executive or a Competitive Business, solicit or participate in the solicitation of the customer business or account of any Protected Investment Advisory Client, as defined below.

For purposes of Section 7(b)(ii), the terms “consultant,” “agent,” and “representative” shall not include auditors, accounting firms, investment bankers or investment banks.

          (c) “Competitive Business” means any business that provides investment advisory or investment management services, printing fulfillment, or related services. For the purposes of this Section 7, “affiliate” means any corporation, partnership, limited liability company, trust, or other entity which controls, is controlled by or is under common control with the Company.

          (d) “Protected Investment Advisory Client” shall mean any person or entity to whom the Company or any affiliate provided investment advisory or investment management services at any point during the twelve months preceding the Separation Date, but only if: (i) Executive had personal contact with the client during such twelve month period in a representative capacity involving the Company’s business; or (ii) during his employment with the Company, Executive had knowledge of nonpublic information relating to the client’s relationship with the Company and/or the Company’s plans for servicing the client and/or securing, expanding or retaining the client’s investment management and/or investment advisory business, which information if improperly used could have a material adverse impact on the Company’s relationship with the client.

          (e) To the extent permitted by law, Executive covenants never to provide information, assistance or encouragement of any kind to any governmental agency, person or entity concerning the investigation or prosecution of any claim against the Company, except pursuant to subpoena or court order or as otherwise required by law.

          (f) If any court shall determine that the scope or duration of any restriction contained in this Section 7 is unenforceable, it is the intention of the parties that this Section 7 shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable, such amendment to apply only with respect to the operation of this Section 7 in the jurisdiction of the court that has made the adjudication.

          (g) The Executive acknowledges that the restrictive covenants of this Section 7 are reasonable and that irreparable injury will result to the Company and to its business and properties in the event of any breach by the Executive of any of those covenants, and that the Executive’s continued employment is predicated on the commitments undertaken by the Executive pursuant to this Section 7. In the event any of the covenants of this Section 7 are breached, the Company shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such covenants by the Executive or by any person or persons acting for or with the Executive in any capacity whatsoever.

     8. Successors.

          (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly, and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     9. Prior Agreements, Indemnification and Directors and Officers’ Insurance.

          (a) Except as otherwise provided in Section 9(b) below and any understandings between the parties regarding media communications, the Starr Agreements and all other agreements between Executive and the Company shall be deemed terminated hereby and superseded by this Agreement, and shall hereafter be of no further force or effect.

          (b) Notwithstanding any other provision of this Agreement, this Agreement shall not be deemed to limit, release, impair or otherwise affect, in any way, Executive’s rights under Section 10 of the Employment Agreement, the Tolling Agreements signed by Executive in connection with the Multi-District Litigation in the United States District Court for the District of Maryland (“MDL”)         , or any preexisting commitments, resolutions, or agreements pertaining to indemnification, payment or advancement of attorneys’ fees, or other, similar matters pertaining to the MDL or any other proceedings, lawsuits, claims, derivative actions, or demands of any third party.

     10. Consulting Following Separation Date. Executive agrees that following the Separation Date he will make himself reasonably available, at the Company’s reasonable request, to provide information and consulting on an as-needed, as-requested basis; provided that the Company shall exercise reasonable good faith efforts to limit the extent to which its requests for such information and consulting interfere with Executive’s personal and business commitments; and provided further that Executive shall exercise reasonable, good faith efforts to respond to the Company’s requests for such information and consulting in a timely and complete fashion; and provided further that the Company shall reimburse Executive for any expenses that are approved in advance and incurred by him in connection with the performance of such consulting services, and shall pay Executive $300 per hour for all time spent by Executive providing the Company with consulting and information following the Separation Date, excepting only time spent responding to de minimis periodic telephone calls seeking answers to discrete factual questions.

     11. Cooperation in Proceedings. The Company and Executive agree that they shall fully cooperate with respect to any claim, litigation or judicial, arbitral or investigative proceeding initiated by any private party or by any regulator, governmental entity, or self-regulatory organization, that relates to or arises from any matter with which Executive was involved during his employment with the Company, or that concerns any matter of which Executive has information or knowledge (collectively, a “Proceeding”). Executive’s duty of cooperation includes, but is not limited to: (i) meeting with the Company’s attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Executive’s recollection of events; (ii) appearing at the Company’s request as a witness at depositions or trials, without the necessity of a subpoena, in order to state truthfully Executive’s knowledge of matters at issue; and (iii) signing at the Company’s request declarations or affidavits that truthfully state matters of fact of which Executive has personal knowledge obtained during the course of his employment at Janus; provided that this Agreement shall not be deemed to require Executive to execute any declaration or affidavit that in his good faith opinion is inaccurate or incomplete in any respect. The Company’s duty of cooperation includes, but is not limited to providing Executive and his counsel access to documents, information, witnesses and the Company’s legal counsel as is reasonably necessary to litigate on behalf of Executive in any Proceeding. In addition, Executive agrees to notify the Company’s General Counsel promptly of any requests for information or testimony that he receives in connection with any litigation or investigation relating to the Company’s business, and the Company agrees to notify Executive of any requests for information or testimony that it receives relating to Executive. Notwithstanding any other provision of this Agreement, this Agreement shall not be construed or applied so as to require any Party to violate any confidentiality agreement or understanding with any third party, nor shall it be construed or applied so as to compel any Party to take any action, or omit to take any action, requested or directed by any regulatory or law enforcement authority.

     12. Legal Releases.

          (a) Executive, on his own behalf and on behalf of his heirs, personal representatives, executors, administrators and assigns, knowingly and voluntarily releases and forever discharges the Company and any of its parent companies, subsidiaries or affiliates, together with all of their respective past and present directors, members, managers, officers, shareholders, trustees, partners, employees, agents, attorneys and servants, and each of their affiliates, predecessors, successors and assigns (collectively, the “Company Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, that Executive or his heirs, executors, administrators, or assigns ever had, now have, or may hereafter claim to have against any of the Company Releasees by reason of any matter, cause or thing whatsoever from the beginning of time through the Effective Date, whether or not previously asserted before any state or federal court, agency or governmental entity or any arbitral body. This release includes, without limitation, any rights or claims relating in any way to Executive’s employment relationship with the Company or any of the Company Releasees, or his resignation therefrom, or arising under any statute or regulation, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1990, the Executive Retirement Income Security Act of 1974, and the Family Medical Leave Act of 1993, each as amended, or any other federal, state or local law, regulation, ordinance, or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and the Company or any of the Company Releasees, as well as any rights relating to any Company stock or other equity-related incentive that had not vested by its own terms as of the Effective Date; provided, however, that notwithstanding the foregoing or anything else contained in this Agreement, the release set forth in this Section 12(a) shall not extend to (i) any rights arising under or recognized by this Agreement; (ii) any rights under Section 10 of the Employment Agreement; or (iii) any claim or claims that the Executive may have against the Company as of the Effective Date of which he is not aware as of the Effective Date because of willful concealment by the Company. Executive further agrees that he will not seek or be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against the Company or any of the Company Releasees for any of the matters released in this Section 12(a). Executive represents and warrants that as of the Effective Date he has no knowledge of any fact willfully concealed from him by the Company within the meaning of this Section 12(a).

          (b) The Company, on its own behalf and on behalf of its current and past parents, subsidiaries and affiliates and each of their predecessors, successors and assigns, knowingly and voluntarily releases and forever discharges Executive and his heirs, personal representatives, executors, administrators and assigns, (collectively, the “Executive Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, that the Company, its current and past parents, subsidiaries and affiliates and each of their predecessors, successors and assigns ever had, now have, or may hereafter claim to have against any of the Executive Releasees by reason of any matter, cause or thing whatsoever from the beginning of time through the Effective Date, whether or not previously asserted before any state or federal court, agency or governmental entity or any arbitral body. This release includes, without limitation, any rights or claims relating in any way to Executive’s employment relationship with the Company, or his separation therefrom, or arising under any statute or regulation, or any other federal, state or local law, regulation, ordinance, or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and the Company; provided, however, that notwithstanding the foregoing or anything else contained in this Agreement, the release set forth in this Section 12(b) shall not extend to: (i) any rights arising under this Agreement; (ii) a breach of fiduciary duty or other misconduct relating to Executive’s employment with the Company that renders Executive ineligible for indemnification pursuant to Section 10 of the Employment Agreement; or (iii) any claim or claims that the Company may have against Executive as of the Effective Date of which it is not aware as of the Effective Date because of willful concealment by Executive. The Company, on its own behalf and on behalf of its current and past parents and subsidiaries, and each of their predecessors, successors and assigns, represents that it has not commenced or joined in any claim, charge, action or proceeding whatsoever against Executive arising out of or relating to any of the matters released in this Section 12(b). The Company, on its own behalf and on behalf of its current and past parents and subsidiaries, and each of their predecessors, successors and assigns, further agrees that it will not seek or be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against Executive for any of the matters released in this Section 12(b). The Company represents and warrants that as of the Effective Date it has no knowledge of any fact willfully concealed from it by the Executive within the meaning of this Section 12(b), or any breach of fiduciary duty by Executive or other misconduct by Executive relating to Executive’s employment with the Company that renders Executive ineligible for indemnification pursuant to Section 10 of the Employment Agreement.

          (c) In order to provide a full and complete release, each of the Parties understands and agrees that this Agreement is intended to include all claims, if any, covered under this Section

12 that such Party may have and not now know or suspect to exist in his or its favor against any other Party and that this Agreement extinguishes such claims. Thus, each of the Parties expressly waives all rights under any statute or common law principle in any jurisdiction that provides, in effect, that a general release does not extend to claims which the releasing party does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the party being released.

          (d) Executive agrees and acknowledges that he: (i) understands the language used in this Agreement and the Agreement’s legal effect; (ii) will receive compensation under this Agreement to which he would not have been entitled without signing this Agreement; (iii) has been advised by the Company to consult with an attorney before signing this Agreement; and (iv) will be given up to twenty one (21) calendar days to consider whether to sign this Agreement. For a period of seven days after the Effective Date, Executive may, in his sole discretion, rescind this Agreement, by delivering a written notice of rescission to John Bluher. If Executive rescinds this Agreement within seven calendar days after the Effective Date, this Agreement shall be void, all actions taken pursuant to this Agreement shall be reversed, and neither this Agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties, except in connection with a claim or defense involving the validity or effective rescission of this Agreement. If Executive does not rescind this Agreement within seven calendar days after the Effective Date, this Agreement shall become final and binding and shall be irrevocable.

     13. Covenants of Nondisparagement.

          (a) The Company covenants that no officer or director of the Company shall, while thus affiliated with the Company, disparage Executive.

          (b) Executive agrees that he will not disparage the Company, its affiliates and subsidiaries, or any officer or director thereof; provided that Executive learns that any person who formerly served as an officer or director of the Company has, following the termination of his or her service in such capacity, disparaged Executive, then Executive may respond to such disparagement without regard to, and without violating, this Section 13(b).

     14. Additional Representations and Covenant.

          (a) Executive represents and warrants that as of the Effective Date he is unaware of any facts or circumstances relating to the Company’s business that he believes suggest or support a claim of wrongdoing or illegal conduct of any kind by the Company or any employee, officer or director thereof, other than previously disclosed in connection with the 2003-2004 regulatory inquiries and subsequent settlement order, or as otherwise previously disclosed by Executive. Executive covenants that, to the extent permitted by law, following the Effective Date he will not take any action, or encourage any other person to take any action with the intent of, calculated or known to Executive to likely to result in the initiation or an inquiry, investigation or other action concerning the Company by any federal, state or local governmental body or agency, and that were he to do so he would commit a material breach and default under this Agreement, for which the Company would be entitled to all remedies available to the Company pursuant to applicable law, including specific performance of this covenant.

          (b) The Company represents and warrants that as of the Effective Date it is unaware of any facts or circumstances relating to the Company’s business that it believes suggest or support a claim of wrongdoing or illegal conduct of any kind by Executive.

     15. Miscellaneous.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without reference to principles of conflict of laws, subject to the application of the laws of the State of Delaware for Section 10 of the Employment Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file at the Company,

If to the Company:	Janus Capital Group Inc.
151 Detroit Street
Denver, Colorado 80206
Attn.: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith, Notice and communications shall be effective when actually received by the addressee.

          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d) All payments made by the Company under this Agreement will be subject to legally required tax and other withholdings.

          (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          (f) In the event of any dispute relating to or arising from this Agreement, Executive shall bear all of his costs and attorney’s fees up to Ten Thousand ($10,000) and shall not be entitled to payment or reimbursement of such fees or costs by the Company. With respect to attorneys’ fees and costs incurred by Executive in connection with such a dispute in excess of $10,000, the Company agrees to pay as incurred (within 15 days following the Company’s receipt of an invoice from the Executive and proof of Executive’s payment of the foregoing $10,000 attorney’s fees and costs), to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof unless the Executive’s claim is determined by a court to have been frivolous or made in bad faith, in which case the Executive shall make prompt reimbursement of such fees and expenses to the extent already paid by the Company and received by the Executive) relating to the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code, as amended. For purposes of clarifying the limitations of this Section 15(f), the Executive acknowledges and agrees that he will not be entitled to the payment of any attorneys’ fees or expenses incurred on or after the Effective Date from any claims, disputes, rights or obligations relating to or arising from any prior agreement or arrangement between the Company and/or its affiliates and Executive (including without limitation the Starr Agreements), except as provided for in Section 10 of the Employment Agreement.

          (g) All disputes relating to or arising from this agreement shall be tried only in the state or federal courts situated in the Denver, Colorado metropolitan area.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE		JANUS CAPITAL GROUP INC.

/s/ Loren M. Starr		By:	/s/ Steven L. Scheid, CEO

Date:	June 28, 2005	Date:	June 29, 2005